Exhibit 23

Consent of Independent Certified Public Accountant

We have issued our report dated February 5, 2004 accompanying the consolidated financial statements of Access National Corporation for the year ended December 31, 2003, appearing in the 2003 Annual Report on Form 10-KSB for the year ended December 31, 2003, which is incorporated by reference in Registration Statement No. 333-110552 of Form S-3 (the “Registration Statement”). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name, as it appears under the caption “Experts.”

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
April 23, 2004